Exhibit (a)(1)(iv)

Form of Notice from the Company to Stockholders

in Connection with the Company’s Acceptance of Shares

Vista Credit Strategic Lending Corp.

c/o Vista Credit BDC Management, L.P.

50 Hudson Yards, Floor 77

New York, NY 10001

[DATE]

[STOCKHOLDER NAME/EMAIL ADDRESS]

Dear Stockholder:

This notice serves to inform you that Vista Credit Strategic Lending Corp. (the “Company”) has received and accepted for purchase your tender of shares of common stock in the Company.

In accordance with the terms of the tender offer, you will be issued payment in cash in an aggregate amount equal to the net asset value of the tendered shares as of September 30, 2025 (or such later date as may be determined by the Company if the tender offer is extended, the “Valuation Date”) less the 2.0% “early repurchase deduction” (if applicable).

If you have any questions, please contact the Company’s Transfer Agent, State Street Bank and Trust Company, via e-mail at TA_Vista_INQ@statestreet.com.

Sincerely,

Vista Credit Strategic Lending Corp.